Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz
713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2023 THIRD QUARTER RESULTS

•
Third quarter 2023 earnings per share of $1.05 increases 62% year-over-year and 11% sequentially
•
Despite the Illinois River closure, inland marine experienced strong market conditions with a sequential increase in spot market prices and high-teens operating margins
•
Distribution and services 2023 third quarter operating income improved 49% year-over-year and 11% sequentially
•
Kirby repurchased 290,255 shares at an average price of $80.31 for $23.3 million

HOUSTON, October 26, 2023 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the third quarter ended September 30, 2023 of $63.0 million or $1.05 per share, compared with earnings of $39.1 million, or $0.65 per share for the 2022 third quarter. Consolidated revenues for the 2023 third quarter were $764.8 million compared with $745.8 million reported for the 2022 third quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Both of our segments continued to perform well during the quarter despite facing some temporary challenges. In marine transportation, pricing on spot and term contracts continued to benefit from strong demand and limited availability of barges. Distribution and services delivered improved margins even as we continued to work through supply chain delays during the quarter. Overall, our earnings increased sequentially and year-over-year. We continued to repurchase stock during the quarter.

“In inland marine transportation, our third quarter results reflected continued improvement in pricing partially offset by temporary headwinds from the Illinois River closure and several refinery outages in the quarter. From a demand standpoint, customer activity remained strong in the quarter with barge utilization rates running in the high 80% range. Spot market prices continued to progress higher and were up in the mid-single digits sequentially and in the mid-teens range year-over-year. Term contract prices also renewed at higher rates with high single digit increases versus a year ago. Margins were in the high teens range.

“In coastal, improvements in market fundamentals accelerated with solid customer demand and limited availability of large capacity vessels resulting in spot price increases in the mid-single digits sequentially and in the low 30% range year-over-year. During the quarter, our barge utilization levels continued to run in the mid-90% range. As mentioned before, our results this year are being impacted by planned shipyard maintenance on several large vessels which led to an overall decrease in third quarter coastal revenues year-over-year and operating margins just below break-even.

“In distribution and services, demand remained strong across our markets with steady levels of service and repair work combined with high levels of backlog. In our commercial and industrial market, overall demand remained solid across our different businesses, with growth coming from the marine repair, power generation, and on-highway sectors. In our oil and gas market, while our revenue was down sequentially due to supply chain delays, our operating income was up sequentially with a low-teens margin driven by favorable product mix and operating efficiencies. Overall, revenues were up 7% year-over-year and operating margins improved to just under 10%.”

Segment Results – Marine Transportation

Marine transportation revenues for the 2023 third quarter were $429.9 million compared with $433.0 million for the 2022 third quarter. Operating income for the 2023 third quarter was $63.5 million compared with $41.7 million for the 2022 third quarter. Segment operating margin for the 2023 third quarter was 14.8% compared with 9.6% for the 2022 third quarter.

In the inland market, average 2023 third quarter barge utilization was in the high 80% range, lower when compared to the 2022 third quarter due to the Illinois River lock closures and several refinery outages. Operating conditions were unfavorable with lock, weather and navigational delays contributing to a 24% increase in delay days year-over-year. During the quarter, average spot market rates increased in the mid-single digits sequentially and in the mid-teens range compared to the 2022 third quarter. Term contracts that renewed in the third quarter increased in the high-single digits on average compared to a year ago. Revenues increased 2% compared to the 2022 third quarter despite challenging operating conditions as increased pricing was partially offset by lower utilization from the Illinois River lock closures. The inland market represented 82% of segment revenues in the third quarter of 2023. Inland’s operating margin was in the high teens for the quarter.

In coastal, market conditions were strong throughout the quarter, with barge utilization in the mid-90% range. During the quarter, average spot market rates increased in the mid-single digits sequentially and in the low 30% range compared to the 2022 third quarter. Term contracts that renewed in the third quarter increased in the low double digits compared to a year ago. Despite these improvements, revenues in the coastal market decreased when compared to the 2022 third quarter primarily due to downtime associated with planned shipyard maintenance days. Coastal represented 18% of marine transportation segment revenues during the third quarter. Coastal operating margin was around break-even as improved pricing was partially offset by lost revenue and costs incurred as a result of planned shipyards.

Segment Results – Distribution and Services

Distribution and services revenues for the 2023 third quarter were $334.9 million compared with $312.8 million for the 2022 third quarter. Operating income for the 2023 third quarter was $33.2 million compared with $22.3 million for the 2022 third quarter. Operating margin was 9.9% for the 2023 third quarter compared with 7.1% for the 2022 third quarter.

In the commercial and industrial market, revenues and operating income increased compared to the 2022 third quarter, primarily due to strong economic activity across the U.S. which resulted in higher business levels in marine repair, power generation, and on-highway. Overall, commercial and industrial revenues represented approximately 63% of segment revenues. Commercial and industrial operating margins were in the high single digits.

In the oil and gas market, revenues declined and operating income increased compared to the 2022 third quarter as supply chain delays and fewer sales of new transmissions were offset by favorable pricing, product mix, and operating efficiencies. Although our manufacturing revenues were heavily impacted by continued supply chain delays, the business continued to receive new orders for our environmentally-friendly pressure pumping equipment and power generation equipment for electric fracturing and backlog remained at high levels. Overall, oil and gas represented approximately 37% of segment revenues. Oil and gas operating margins were in the low double digits.

Cash Generation

For the 2023 third quarter, EBITDA was $148.5 million compared with $113.0 million for the 2022 third quarter. During the quarter, net cash provided by operating activities was $96.3 million, and capital expenditures were $103.8 million. During the quarter, the Company had net proceeds from asset sales totaling $1.3 million. Kirby also used $23.3 million to repurchase stock at an average price of $80.31. As of September 30, 2023, the Company had $42.1 million of cash and cash equivalents on the balance sheet and $450.7 million of liquidity available. Total debt was $1,067.9 million and the debt-to-capitalization ratio was 25.3%.

2023 Fourth Quarter Outlook

Commenting on the 2023 fourth quarter outlook, Mr. Grzebinski said, “We had a good quarter with both businesses performing well despite some temporary headwinds. Refinery activity remains at high levels, our barge utilization is strong in both inland and coastal, and rates are steadily increasing. While we expect some near-term issues in the fourth quarter related to low water conditions on the Mississippi River, increasing delay days due to normal seasonal weather conditions, and high levels of shipyard activity in coastal, our outlook in the marine market remains strong. In distribution and services, despite ongoing supply chain constraints and delays, demand for our products and services is good, and we continue to receive new orders in manufacturing. Overall, we expect our businesses to deliver improved financial results in 2024. While all of this is encouraging, we are mindful of challenges related to a slowing global economy and additional economic weakness due to higher interest rates. Even with these uncertainties, we remain very positive and expect to drive strong cash flow from operations going forward.”

In inland marine, favorable conditions are expected to continue, driven by the combination of high refinery and petrochemical plant utilization and minimal new barge construction across the industry. Kirby expects these strengths to be partially offset by increasing delay days due to normal seasonal weather conditions, lock delays, and low water conditions on the Mississippi River. The Company still expects further improvements in spot market prices, which currently represents approximately 45% of inland revenues. Term contracts are also expected to continue to reset higher. Overall, fourth quarter inland revenues are expected to be roughly flat sequentially with modest improvement in margins, exiting the year close to if not at 20%.

In coastal marine, revenues and operating margins are being impacted this year by an approximate doubling of planned shipyard maintenance days with ballast water treatment installations on certain vessels. Kirby expects steady customer demand through the balance of the year with barge utilization in the low to mid-90% range. Rates are expected to continue improving as the availability of equipment is tight across the industry. For the fourth quarter, coastal revenues are expected to be up in the low to mid-single digits compared to 2023 third quarter as we continue to progress through major shipyards with the timing of some possibly shifting to early 2024. Coastal operating margins are expected to be near break-even to low single digits on a full year basis.

In distribution and services, steady demand in commercial and industrial and favorable oilfield fundamentals are expected to continue throughout the remainder of 2023 and into 2024. In commercial and industrial, steady markets are expected to remain in the fourth quarter with incremental activity in power generation, marine repair, and on-highway. This activity should be partially offset by lower rental equipment activity as the hurricane season winds down. In the oil and gas market, despite the near-term volatility in commodity prices and rig counts, we expect continued demand for manufacturing as well as for OEM products, parts, and services. Within manufacturing, the Company expects demand for environmentally friendly pressure pumping and e-frac power generation equipment to remain strong, with new orders and increased deliveries of new equipment for the remainder of 2023 and into 2024. Supply chain issues and long lead times are expected to persist in the near-term, contributing to some volatility as deliveries of new products could shift into 2024. Overall, the Company expects fourth quarter segment revenues to be up in the low to mid-single digits sequentially with operating margins impacted by mix and lower in the mid to high-single digit range.

Kirby sees net cash provided from operating activities of $475 million to $525 million in 2023. 2023 capital spending is expected to range between $330 to $380 million. Approximately $240 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, including ballast water treatment systems on some coastal vessels, and facility improvements. Up to approximately $140 million is associated with growth capital spending in both our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, Thursday, October 26, 2023, to discuss the 2023 third quarter performance as well as the outlook for 2023. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2022 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, COVID-19 or other pandemics, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2022.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2023	2022	2023	2022
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$429,885	$433,040	$1,269,342	$1,194,231
Distribution and services	334,887	312,803	1,023,122	860,358
Total revenues	764,772	745,843	2,292,464	2,054,589

Costs and expenses:
Costs of sales and operating expenses	530,541	552,392	1,618,690	1,526,872
Selling, general and administrative	79,125	75,381	250,870	221,721
Taxes, other than on income	9,666	9,121	28,610	28,332
Depreciation and amortization	53,445	50,419	156,251	150,498
Gain on disposition of assets	(1,528)	(377)	(4,230)	(7,971)
Total costs and expenses	671,249	686,936	2,050,191	1,919,452
Operating income	93,523	58,907	242,273	135,137
Other income	1,589	3,805	9,296	11,853
Interest expense	(13,386)	(11,755)	(38,893)	(32,598)
Earnings before taxes on income	81,726	50,957	212,676	114,392
Provision for taxes on income	(18,722)	(11,713)	(51,733)	(28,956)
Net earnings	63,004	39,244	160,943	85,436
Net (earnings) loss attributable to noncontrolling interests	(40)	(153)	86	(454)
Net earnings attributable to Kirby	$62,964	$39,091	$161,029	$84,982
Net earnings per share attributable to Kirby common stockholders:
Basic	$1.06	$0.65	$2.70	$1.41
Diluted	$1.05	$0.65	$2.68	$1.41
Common stock outstanding (in thousands):
Basic	59,383	59,896	59,721	60,088
Diluted	59,746	60,182	60,033	60,369

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2023	2022	2023	2022
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$62,964	$39,091	$161,029	$84,982
Interest expense	13,386	11,755	38,893	32,598
Provision for taxes on income	18,722	11,713	51,733	28,956
Depreciation and amortization	53,445	50,419	156,251	150,498
	$148,517	$112,978	$407,906	$297,034

Capital expenditures	$103,718	$41,204	$274,963	$120,263
Acquisitions of businesses and marine equipment	$37,500	$—	$37,500	$3,900

	September 30, 2023	December 31, 2022
	(unaudited, $ in thousands)
Cash and cash equivalents	$42,116	$80,577
Long-term debt, including current portion	$1,067,856	$1,079,618
Total equity	$3,158,082	$3,045,168
Debt to capitalization ratio	25.3%	26.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2023	2022	2023	2022
	(unaudited, $ in thousands)
Marine transportation revenues	$429,885	$433,040	$1,269,342	$1,194,231

Costs and expenses:
Costs of sales and operating expenses	278,979	306,817	836,620	855,519
Selling, general and administrative	33,000	32,794	101,592	93,424
Taxes, other than on income	7,783	7,346	23,052	23,156
Depreciation and amortization	46,656	44,370	137,324	132,667
Total costs and expenses	366,418	391,327	1,098,588	1,104,766

Operating income	$63,467	$41,713	$170,754	$89,465
Operating margin	14.8%	9.6%	13.5%	7.5%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2023	2022	2023	2022
	(unaudited, $ in thousands)
Distribution and services revenues	$334,887	$312,803	$1,023,122	$860,358

Costs and expenses:
Costs of sales and operating expenses	251,163	245,223	779,684	670,938
Selling, general and administrative	43,701	39,289	138,584	121,864
Taxes, other than on income	1,812	1,749	5,370	5,067
Depreciation and amortization	5,017	4,274	13,656	12,513
Total costs and expenses	301,693	290,535	937,294	810,382

Operating income	$33,194	$22,268	$85,828	$49,976
Operating margin	9.9%	7.1%	8.4%	5.8%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2023	2022	2023	2022
	(unaudited, $ in thousands)
General corporate expenses	$4,666	$5,451	$18,539	$12,275

Gain on disposition of assets	$(1,528)	$(377)	$(4,230)	$(7,971)

ONE-TIME CHARGES

The 2023 and 2022 first nine months GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Third Quarter 2023			First Nine Months 2023
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$81.7	$63.0	$1.05	$212.7	$161.0	$2.68
Costs related to strategic review and shareholder engagement	—	—	—	3.0	2.4	0.04
IRS refund interest income	—	—	—	(2.7)	(2.2)	(0.04)
Earnings, excluding one-time items(2)	$81.7	$63.0	$1.05	$213.0	$161.2	$2.68

	Third Quarter 2022			First Nine Months 2022
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$51.0	$39.1	$0.65	$114.4	$85.0	$1.41
Severance expense	—	—	—	1.5	1.3	0.02
Earnings, excluding one-time items(2)	$51.0	$39.1	$0.65	$115.9	$86.3	$1.43

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Third Quarter		Nine Months
	2023	2022(3)	2023	2022(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$96.3	$65.6	$324.2	$161.2
Less: Capital expenditures	(103.8)	(41.2)	(275.0)	(120.3)
Free cash flow(2)	$(7.5)	$24.4	$49.2	$40.9

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2023	2022	2023	2022
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,291	3,706	10,231	10,410
Revenue/Ton Mile (cents/tm) (5)	10.7	9.3	10.2	9.0
Towboats operated (average) (6)	274	274	279	269
Delay Days (7)	1,548	1,253	7,990	7,152
Average cost per gallon of fuel consumed	$2.71	$4.24	$2.97	$3.60

Barges (active):
Inland tank barges			1,071	1,035
Coastal tank barges			28	29
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			23.6	23.0
Coastal tank barges			2.9	3.0

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2022 and its quarterly report on Form 10-Q for the quarter ended September 30, 2022 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Third quarter 2023 inland marine transportation revenues of $353.6 million divided by 3,291 million inland marine transportation ton miles = 10.7 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.